date:	November 23, 2004
for release:	Immediate
contact:	Investor Contact:
Gary J. Morgan, VP of Finance, CFO
215-723-6751
gmorgan@met-pro.com

Met-Pro Corporation Announces Financial Results
for the Third Quarter Ended 10/31/2004

Harleysville, PA November 23 - Raymond J. De Hont, Chairman and Chief Executive Officer of Met-Pro Corporation (NYSE: MPR), today announced that third quarter sales were $17.4 million compared to $19.8 million for the same period last year. Sales for the first three quarters totaled $53.4 million compared to $55.4 million for the same period last year.

Net income for the third quarter ended October 31, 2004 totaled $1.0 million compared to $1.7 million for the same period last year. For the nine months ended October 31, 2004, net income totaled $3.4 million compared to $4.6 million for the same period last year.

For the third quarter, both basic and diluted earnings per share were $0.12 per share compared to $0.20 per share for the same period last year. For the nine months ended October 31, 2004, diluted earnings per share were $0.40 compared to $0.55 for the same period last year. Basic earnings per share for the nine month period were $0.41 versus $0.55 for the same period last year.

"The decrease in our sales and earnings is primarily due to the performance of our Product Recovery/Pollution Control Equipment segment, partially offset by a significant increase in sales and earnings in our Fluid Handling Equipment segment," said De Hont. "The Product Recovery/Pollution Control Equipment segment has been unable to duplicate last year’s performance due primarily to customer delays in issuing expected purchase orders for a number of large projects, combined with an overall softness in the higher dollar value capital equipment and systems markets. Purchase orders for several of these projects, totaling approximately $5.5 million, were received during the third quarter; however, none of these projects are scheduled to ship until our next fiscal year. The past nine months have been very challenging. We are, however, encouraged by our success in being selected for the above mentioned projects and they reinforce our belief that circumstances are improving for the release of other projects we are pursuing."

The Company’s booked backlog at the end of the third quarter was $11.7 million (which includes $3.1 million of the previously mentioned $5.5 million of recently received orders) compared to $10.6 million for the same period of last year, an increase of 10.3%. The booked backlog at the end of the third quarter was $4.4 million higher than the booked backlog as of January 31, 2004, an increase of 59.5%.

De Hont further stated that "Met-Pro’s earnings have also been adversely impacted by product mix, competitive pricing pressures, and higher raw material and in-bound freight costs in both operating segments, combined with an unusual profit erosion sustained on a Product Recovery/Pollution Control Equipment segment project, which reduced our earnings by approximately $0.3 million. We have been able to recover a portion of the increased costs from customers, and will continue these recovery efforts through the remainder of this year and in the next fiscal year."

On September 9, 2004 the Company paid a quarterly dividend of $.0725 per share to shareholders of record at the close of business on August 27, 2004. In addition, the Board of Directors, at their meeting on October 27, 2004, declared a quarterly dividend of $.0775 per share payable on December 9, 2004 to shareholders of record at the close of business on November 26, 2004. This represents a 6.9% increase over the corresponding dividend paid during the same period last year.

This dividend represents the thirtieth consecutive year the Company has paid either a cash or stock dividend.

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Met-Pro Corporation/Page 2

About Met-Pro

Met-Pro Corporation, with headquarters at 160 Cassell Road, Harleysville, Pennsylvania, manufactures and sells product recovery/pollution control equipment for purification of air and liquids, and fluid handling equipment for corrosive, abrasive and high temperature liquids. With ten divisions and five wholly-owned subsidiaries, the company, established in 1966, provides products to residential, commercial, industrial and municipal markets that include, but are not limited to, pharmaceuticals, chemicals, petrochemicals, water and aquariums. For more information, please visit www.met-pro.com.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release, and other materials filed or to be filed with the Securities and Exchange Commission (as well as information included in oral or other written statements made or to be made by the Company) contain statements that are forward-looking. Such statements may relate to plans for future expansion, business development activities, capital spending, financing, the effects of regulation and competition, or anticipated sales or earnings results. Such information involves risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to, the cancellation or delay of purchase orders and shipments, product development activities, computer systems implementation, dependence on existing management, the continuation of effective cost and quality control measures, retention of customers, global economic and market conditions, and changes in federal or state laws.

Met-Pro common shares are traded on the New York Stock Exchange, Symbol MPR.

Financial information should be considered in conjunction with the Management’s Discussion and Analysis of financial conditions and results of operations in the Company’s Annual Report and the Securities and Exchange Commission’s Form 10-K for the fiscal year ended January 31, 2004. To obtain an Annual Report, Form 10-K or additional information on the Company, please call 215-723-6751 and ask for the Investor Relations Department, or visit the Company’s Web site at www.met-pro.com.

Met-Pro Corporation
Consolidated Statement of Operations
(unaudited)

	Three Months Ended			Nine Months Ended
	October 31,			October 31,
	2004	2003		2004	2003

Net sales	$17,406,160	$19,811,544		$53,390,830	$55,440,022
Cost of goods sold	12,065,367	12,861,737		36,586,442	35,606,780
Gross profit	5,340,793	6,949,807		16,804,388	19,833,242

Operating expenses
Selling	1,862,739	2,093,009		5,759,178	5,903,475
General and administrative	1,976,615	1,902,429	(a)	5,725,878	6,036,950	(a)
Income from operations	1,501,439	2,954,369		5,319,332	7,892,817

Interest expense	(86,156)	(109,071)		(273,098)	(336,868)
Other income, net	87,811	21,385		228,392	153,106
Unusual charge - patent litigation	(18,750)	(358,307	) (a)	(116,542)	(779,274	) (a)
Income before taxes	1,484,344	2,508,376		5,158,084	6,929,781

Provision for taxes	504,673	852,847		1,753,747	2,356,125

Net income	$979,671	$1,655,529		$3,404,337	$4,573,656

Basic earnings per share	$.12	$.20		$.41	$.55
Diluted earnings per share	$.12	$.20		$.40	$.55

Average common shares outstanding:
Basic shares	8,355,629	8,290,133		8,356,903	8,291,748
Diluted shares	8,469,833	8,363,065		8,467,680	8,371,848
Adjusted for four-for-three stock split.
(a)	Reclassified legal expenses related to patent litigation from general and administrative expense to unusual charge - patent litigation for the three-month and nine-month periods ended October 31, 2003.

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Met-Pro Corporation/Page 3

Met-Pro Corporation
Condensed Consolidated Balance Sheet
(unaudited)

	October 31,	January 31,
	2004	2004
Assets
Current assets	$48,161,720	$48,173,429
Property, plant and equipment, net	11,198,917	11,514,199
Costs in excess of net assets of businesses acquired, net	20,798,913	20,798,913
Other assets	643,468	649,016
Total assets	$80,803,018	$81,135,557

Liabilities and shareholders’ equity
Current liabilities	$13,317,569	$14,229,463
Long-term debt	4,115,998	5,447,869
Other liabilities	1,231,644	1,187,491
Total liabilities	18,665,211	20,864,823

Shareholders’ equity	62,137,807	60,270,734
Total liabilities and shareholders’ equity	$80,803,018	$81,135,557

Consolidated Business Segment Data
(unaudited)

	Nine Months Ended October 31,
	2004	2003
Net sales
Product recovery/pollution control equipment	$31,556,277	$37,257,235
Fluid handling equipment	21,834,553	18,182,787
	$53,390,830	$55,440,022

Income from operations
Product recovery/pollution control equipment	$2,522,779	$5,689,106
Fluid handling equipment	2,796,553	2,203,711
	$5,319,332	$7,892,817

	October 31,	January 31,
	2004	2004
Identifiable assets
Product recovery/pollution control equipment	$42,865,280	$44,613,967
Fluid handling equipment	19,885,789	19,313,159
	62,751,069	63,927,126
Corporate	18,051,949	17,208,431
	$80,803,018	$81,135,557

Continued Page 4

Met-Pro Corporation/Page 4

Met-Pro Corporation
Consolidated Statement of Cash Flows
(unaudited)

	Nine Months Ended October 31,
	2004	2003
Increase (Decrease) in Cash and Cash Equivalents

Cash flows from operating activities
Net income	$3,404,337	$4,573,656
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	1,105,463	1,175,381
Deferred income taxes	(2,021)	(7,736)
(Gain) loss on sale of property and equipment, net	(1,650)	21,909
Allowance for doubtful accounts	76,914	45,170
(Increase) decrease in operating assets:
Accounts receivable	1,665,238	(2,575,609)
Inventories	(1,031,531)	243,050
Prepaid expenses, deposits and other current assets	79,159	(97,549)
Other assets	(19,502)	(6,564)
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	(750,110)	3,261,231
Customers’ advances	(287,805)	471,058
Other non-current liabilities	1,648	1,648
Net cash provided by operating activities	4,240,140	7,105,645

Cash flows from investing activities
Proceeds from sale of equipment	1,650	-
Acquisitions of property and equipment	(734,576)	(1,101,598)
Net cash (used in) investing activities	(732,926)	(1,101,598)

Cash flows from financing activities
Reduction of debt	(1,227,190)	(1,227,695)
Exercise of stock options	641,872	398,005
Payment of dividends	(1,815,651)	(1,678,421)
Purchase of treasury shares	(481,687)	(398,005)
Cash in lieu of fractional shares	-	(1,421)
Net cash (used in) financing activities	(2,882,656)	(2,907,537)
Effect of exchange rate changes on cash	(33,792)	51,980

Net increase in cash and cash equivalents	590,766	3,148,490

Cash and cash equivalents at February 1	16,996,253	13,429,367
Cash and cash equivalents at October 31	$17,587,019	$16,577,857

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